Exhibit 99.1
FOR IMMEDIATE RELEASE: {PRIVATE}
Thursday, July 14, 2011
COMMERCE BANCSHARES, INC. ANNOUNCES RECORD SECOND
QUARTER EARNINGS PER SHARE OF $.79
     Commerce Bancshares, Inc. announced record earnings of $.79 per share for the three months ended June 30, 2011 compared to $.68 per share in the second quarter of 2010, or an increase of 16.2%. Net income for the second quarter amounted to $69.0 million compared to $59.7 million in the same quarter last year. For the quarter, the return on average assets totaled 1.47%, the return on average equity was 13.1% and the efficiency ratio was 57.4%.
     For the six months ended June 30, 2011, earnings per share totaled $1.48 compared to $1.18 for the first six months of 2010, an increase of 25.4%. Net income amounted to $129.5 million for the first six months of 2011 compared with $103.9 million for the same period last year, or an increase of $25.6 million. The return on average assets for the first six months was 1.40%.
     In making this announcement, David W. Kemper, Chairman and CEO, said, “We are pleased to report a 15.6% increase in net income in the second quarter of 2011 compared with the same period last year. This solid growth in net income was mainly the result of a decline in our provision for loan losses of $10.0 million, strong fee income growth in bankcard and trust fees, and good expense control. In an environment of continued low loan demand, our net interest income grew $1.6 million compared to last year and the margin remained stable at 3.85%. Compared to the previous quarter, average deposit balances increased $283.6 million, or 7.5% annualized, reflecting growth in both consumer and business deposits, while average loans declined $179.0 million, or 7.5% annualized. Revenues from bankcard, trust and brokerage grew 9.7%, 10.7% and 21.4%, respectively, this quarter compared to the same quarter last year but deposit fees were lower this quarter due to regulatory changes in 2010. Non-interest expense declined $2.3 million compared to the same quarter last year reflecting lower costs, especially for salaries and benefits, deposit insurance and other operating expenses.”
     Further, Mr. Kemper noted, “Net loan charge-offs for the current quarter totaled $15.2 million, compared to $18.8 million in the previous quarter and $22.2 million in the second quarter of 2010. When compared to the previous quarter, net loan charge-offs were lower in nearly all loan categories. As a result of this improved credit environment, our allowance for loan losses declined by $3.0 million during the current quarter to $191.5 million, and represents 2.4 times our non-performing loans. Total non-performing assets increased slightly this quarter to $103.3 million, but represents only 1.1% of our total loans. Our ratio of tangible common equity to assets was 10.3%, while our loans to deposits ratio totaled 60.2%, reflecting strong capital and liquidity positions.”
(more)

     Total assets at June 30, 2011 were $19.6 billion, total loans were $9.3 billion, and total deposits were $15.7 billion.
     Commerce Bancshares, Inc. is a registered bank holding company offering a full line of banking services, including investment management and securities brokerage. The Company currently operates in over 360 locations in Missouri, Illinois, Kansas, Oklahoma and Colorado. The Company also has operating subsidiaries involved in mortgage banking, credit related insurance, and private equity activities.
Summary of Non-Performing Assets and Past Due Loans

{PRIVATE}(Dollars in thousands)	3/31/11	6/30/11	6/30/10
Non-Accrual Loans	$77,914	$79,717	$90,267
Foreclosed Real Estate	$25,061	$23,551	$12,920
Total Non-Performing Assets	$102,975	$103,268	$103,187
Non-Performing Assets to Loans	1.10%	1.12%	1.06%
Non-Performing Assets to Total Assets	.54%	.53%	.56%

Loans 90 Days & Over Past Due — Still Accruing	$18,717	$23,598	$42,315

     This financial news release, including management’s discussion of second quarter results, is posted to the Company’s web site at www.commercebank.com.
* * * * * * * * * * * * * * *
For additional information, contact
Jeffery Aberdeen, Controller
at PO Box 419248, Kansas City, MO
or by telephone at (816) 234-2081
Web Site: http://www.commercebank.com
Email: mymoney@commercebank.com

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended			For the Six Months Ended
	March 31	June 30	June 30	June 30	June 30
(Unaudited)	2011	2011	2010	2011	2010
FINANCIAL SUMMARY (In thousands, except per share data)
Net interest income	$160,973	$164,710	$163,108	$325,683	$325,818
Taxable equivalent net interest income	166,479	170,779	167,826	337,258	335,360
Non-interest income	95,906	101,344	101,458	197,250	194,647
Investment securities gains (losses), net	1,327	1,956	660	3,283	(3,005)
Provision for loan losses	15,789	12,188	22,187	27,977	56,509
Non-interest expense	153,960	153,513	155,793	307,473	311,517
Net income attributable to
Commerce Bancshares, Inc.	60,453	69,034	59,734	129,487	103,904
Cash dividends	20,054	20,056	19,615	40,110	39,215
Net total loan charge-offs	18,789	15,188	22,187	33,977	53,451
Business	2,010	1,439	2,223	3,449	2,490
Real estate — construction and land	1,986	1,125	480	3,111	11,446
Real estate — business	1,064	339	1,022	1,403	1,453
Consumer credit card	9,038	8,490	12,338	17,528	25,403
Consumer	4,013	2,229	4,743	6,242	10,267
Revolving home equity	367	344	650	711	1,230
Student	—	—	—	—	3
Real estate — personal	274	1,027	515	1,301	716
Overdraft	37	195	216	232	443
Per common share:
Net income — basic	$0.69	$0.80	$0.69	$1.49	$1.19
Net income — diluted	$0.69	$0.79	$0.68	$1.48	$1.18
Cash dividends	$0.230	$0.230	$0.224	$0.460	$0.448
Diluted wtd. average shares o/s	86,836	86,927	87,554	86,882	87,523

RATIOS
Average loans to deposits (1)	62.47%	60.17%	71.96%	61.30%	73.44%
Return on total average assets	1.32%	1.47%	1.33%	1.40%	1.16%
Return on total average equity	11.95%	13.12%	12.21%	12.54%	10.79%
Non-interest income to revenue (2)	37.34%	38.09%	38.35%	37.72%	37.40%
Efficiency ratio (3)	59.64%	57.40%	58.45%	58.50%	59.45%

AT PERIOD END
Book value per share based on total equity	$23.77	$24.55	$22.72
Market value per share	$40.44	$43.00	$34.28
Allowance for loan losses as a percentage of loans	2.08%	2.07%	2.03%
Tier I leverage ratio	10.27%	10.32%	10.01%
Tangible common equity to assets ratio (4)	10.24%	10.27%	10.15%
Common shares outstanding	87,089,601	86,840,077	87,539,583
Shareholders of record	4,302	4,253	4,369
Number of bank/ATM locations	365	364	373
Full-time equivalent employees	4,814	4,786	5,051

OTHER QTD INFORMATION
High market value per share	$42.67	$43.90	$41.16
Low market value per share	$38.54	$40.05	$33.83

(1)	Includes loans held for sale

(2)	Revenue includes net interest income and non-interest income.

(3)	The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.

(4)	The tangible common equity ratio is calculated as stockholders’ equity reduced by goodwill and other intangible assets (excluding mortgage servicing rights) divided by total assets reduced by goodwill and other intangible assets (excluding mortgage servicing rights).

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended			For the Six Months Ended
(Unaudited)	March 31	June 30	June 30	June 30	June 30
(In thousands, except per share data)	2011	2011	2010	2011	2010
Interest income	$175,826	$178,087	$185,057	$353,913	$373,126
Interest expense	14,853	13,377	21,949	28,230	47,308

Net interest income	160,973	164,710	163,108	325,683	325,818
Provision for loan losses	15,789	12,188	22,187	27,977	56,509

Net interest income after provision for loan losses	145,184	152,522	140,921	297,706	269,309

NON-INTEREST INCOME
Bank card transaction fees	37,462	41,304	37,659	78,766	70,149
Trust fees	21,572	22,544	20,358	44,116	39,676
Deposit account charges and other fees	19,300	20,789	25,472	40,089	49,453
Bond trading income	4,720	4,979	5,387	9,699	10,391
Consumer brokerage services	2,663	2,880	2,372	5,543	4,489
Loan fees and sales	1,824	2,075	3,472	3,899	5,311
Other	8,365	6,773	6,738	15,138	15,178

Total non-interest income	95,906	101,344	101,458	197,250	194,647

INVESTMENT SECURITIES GAINS (LOSSES), NET
Impairment (losses) reversals on debt securities	6,305	(2,119)	4,415	4,186	5,710
Noncredit-related losses (reversals) on securities not expected to be sold	(6,579)	1,469	(5,091)	(5,110)	(7,843)

Net impairment losses	(274)	(650)	(676)	(924)	(2,133)
Realized gains (losses) on sales and fair value adjustments	1,601	2,606	1,336	4,207	(872)

Investment securities gains (losses), net	1,327	1,956	660	3,283	(3,005)

NON-INTEREST EXPENSE
Salaries and employee benefits	87,392	84,223	87,108	171,615	174,546
Net occupancy	12,037	11,213	11,513	23,250	23,611
Equipment	5,577	5,702	5,938	11,279	11,839
Supplies and communication	5,532	5,692	6,829	11,224	14,167
Data processing and software	16,467	17,531	17,497	33,998	34,103
Marketing	4,258	4,495	5,002	8,753	9,720
Deposit insurance	4,891	2,780	4,939	7,671	9,689
Indemnification obligation	(1,359)	—	(1,683)	(1,359)	(1,683)
Other	19,165	21,877	18,650	41,042	35,525

Total non-interest expense	153,960	153,513	155,793	307,473	311,517

Income before income taxes	88,457	102,309	87,246	190,766	149,434
Less income taxes	27,507	32,692	27,428	60,199	45,805

Net income	60,950	69,617	59,818	130,567	103,629
Less non-controlling interest expense (income)	497	583	84	1,080	(275)

Net income attributable to Commerce Bancshares, Inc.	$60,453	$69,034	$59,734	$129,487	$103,904

Net income per common share — basic	$0.69	$0.80	$0.69	$1.49	$1.19

Net income per common share — diluted	$0.69	$0.79	$0.68	$1.48	$1.18

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Unaudited)	March 31	June 30	June 30
(In thousands)	2011	2011	2010
ASSETS
Loans	$9,374,923	$9,237,078	$9,735,049
Allowance for loan losses	(194,538)	(191,538)	(197,538)

Net loans	9,180,385	9,045,540	9,537,511

Loans held for sale	53,411	42,359	489,826
Investment securities:
Available for sale	7,499,577	7,717,634	6,649,890
Trading	17,000	32,074	17,245
Non-marketable	104,721	109,867	107,343

Total investment securities	7,621,298	7,859,575	6,774,478

Short-term federal funds sold and securities purchased under agreements to resell	3,600	10,845	9,300
Long-term securities purchased under agreements to resell	700,000	850,000	—
Interest earning deposits with banks	203,940	535,696	302,354
Cash and due from banks	362,148	340,594	339,990
Land, buildings and equipment — net	378,721	374,732	393,133
Goodwill	125,585	125,585	125,585
Other intangible assets — net	10,182	9,394	12,278
Other assets	378,026	376,540	394,856

Total assets	$19,017,296	$19,570,860	$18,379,311

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$4,558,630	$4,834,750	$4,013,005
Savings, interest checking and money market	8,074,055	8,139,989	7,285,072
Time open and C.D.’s of less than $100,000	1,388,004	1,273,961	1,677,251
Time open and C.D.’s of $100,000 and over	1,518,786	1,407,866	1,510,819

Total deposits	15,539,475	15,656,566	14,486,147
Federal funds purchased and securities sold under agreements to repurchase	923,014	1,282,470	1,006,356
Other borrowings	111,972	111,929	363,997
Other liabilities	372,345	388,328	534,197

Total liabilities	16,946,806	17,439,293	16,390,697

Stockholders’ equity:
Preferred stock	—	—	—
Common stock	436,043	436,481	417,617
Capital surplus	976,101	979,247	862,965
Retained earnings	596,177	645,155	633,221
Treasury stock	(733)	(14,515)	(2,153)
Accumulated other comprehensive income	61,134	83,000	75,797

Total stockholders’ equity	2,068,722	2,129,368	1,987,447
Non-controlling interest	1,768	2,199	1,167

Total equity	2,070,490	2,131,567	1,988,614

Total liabilities and equity	$19,017,296	$19,570,860	$18,379,311

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCE SHEETS — AVERAGE RATES AND YIELDS

	For the Three Months Ended
	March 31, 2011		June 30, 2011		June 30, 2010
		Avg. Rates		Avg. Rates		Avg. Rates
(Unaudited)	Average	Earned/	Average	Earned/	Average	Earned/
(Dollars in thousands)	Balance	Paid	Balance	Paid	Balance	Paid
ASSETS:
Loans:
Business (A)	$3,052,611	3.65%	$2,959,012	3.64%	$2,880,616	3.93%
Real estate — construction and land	451,536	4.49	429,649	4.51	568,417	3.90
Real estate — business	2,081,359	4.92	2,100,726	4.94	2,028,799	5.08
Real estate — personal	1,443,707	5.00	1,440,747	4.87	1,484,155	5.25
Consumer	1,147,049	6.47	1,112,315	6.32	1,270,243	6.72
Revolving home equity	475,437	4.28	468,380	4.24	482,847	4.32
Student	—	—	—	—	322,010	2.38
Consumer credit card	775,271	10.92	743,317	11.13	737,798	12.32
Overdrafts	7,121	—	6,654	—	6,817	—

Total loans (B)	9,434,091	5.15	9,260,800	5.12	9,781,702	5.33

Loans held for sale	58,148	2.08	52,390	2.37	557,032	1.63
Investment securities:
U.S. government & federal agency	643,522	3.26	576,693	6.67	668,454	3.00
State & municipal obligations (A)	1,112,740	4.63	1,160,164	4.75	893,224	4.87
Mortgage and asset-backed securities	5,250,582	2.83	5,460,506	2.61	4,389,863	3.47
Other marketable securities (A)	175,860	5.91	172,754	4.18	192,647	4.55

Total available for sale securities (B)	7,182,704	3.22	7,370,117	3.30	6,144,188	3.66
Trading securities (A)	19,016	2.88	20,456	2.78	19,545	2.93
Non-marketable securities (A)	103,810	7.04	105,015	6.24	113,601	4.26

Total investment securities	7,305,530	3.28	7,495,588	3.34	6,277,334	3.67

Short-term federal funds sold and securities purchased under agreements to resell	5,100	0.80	16,513	0.53	6,840	0.76
Long-term securities purchased under agreements to resell	567,778	1.54	803,846	1.58	—	—
Interest earning deposits with banks	146,493	0.25	179,763	0.25	321,763	0.25

Total interest earning assets	17,517,140	4.20	17,808,900	4.15	16,944,671	4.49

Non-interest earning assets (B)	1,034,350		1,054,328		1,113,372

Total assets	$18,551,490		$18,863,228		$18,058,043

LIABILITIES AND EQUITY:
Interest bearing deposits:
Savings	$500,386	0.14	$537,364	0.14	$490,463	0.11
Interest checking and money market	7,398,662	0.37	7,580,895	0.33	6,809,251	0.45
Time open & C.D.’s of less than $100,000	1,426,157	1.06	1,324,192	0.90	1,702,895	1.43
Time open & C.D.’s of $100,000 and over	1,433,564	0.76	1,466,214	0.67	1,323,064	1.08

Total interest bearing deposits	10,758,769	0.50	10,908,665	0.43	10,325,673	0.67

Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	1,022,784	0.25	952,032	0.29	1,026,763	0.32
Other borrowings	112,381	3.30	112,099	3.29	502,191	3.02

Total borrowings	1,135,165	0.55	1,064,131	0.61	1,528,954	1.21

Total interest bearing liabilities	11,893,934	0.51%	11,972,796	0.45%	11,854,627	0.74%

Non-interest bearing deposits	4,437,032		4,570,721		4,042,157
Other liabilities	168,248		208,606		198,909
Equity	2,052,276		2,111,105		1,962,350

Total liabilities and equity	$18,551,490		$18,863,228		$18,058,043

Net interest income (T/E)	$166,479		$170,779		$167,826

Net yield on interest earning assets		3.85%		3.85%		3.97%

(A)	Stated on a tax equivalent basis using a federal income tax rate of 35%.

(B)	The allowance for loan losses and unrealized gains/(losses) on available for sale securities are included in non-interest earning assets.

COMMERCE BANCSHARES, INC.
Management Discussion of Second Quarter Results
June 30, 2011
For the quarter ended June 30, 2011, net income attributable to Commerce Bancshares, Inc. (net income) amounted to $69.0 million, an increase of $9.3 million over the same quarter last year, and an increase of $8.6 million compared to the previous quarter. For the current quarter, the return on average assets was 1.47%, the return on average equity was 13.1%, and the efficiency ratio was 57.4%. Compared to the same quarter last year, net interest income (tax equivalent) increased by $3.0 million to $170.8 million, while non-interest income decreased slightly to $101.3 million. Non-interest expense for the current quarter totaled $153.5 million, a decrease of $2.3 million from the same period last year. The provision for loan losses totaled $12.2 million, representing a decline of $10.0 million from the amount recorded in the same quarter last year.
Balance Sheet Review
During the 2nd quarter of 2011, average loans, including loans held for sale, decreased $179.0 million, or 1.9%, compared to the previous quarter. Also, these same loans decreased $1.0 billion, or 9.9%, this quarter compared to the same period last year, primarily due to $823.8 million in student loan sales, most of which were sold in 2010. The decrease in average loans compared to the previous quarter was mainly due to declines in business, construction, consumer and consumer credit cards loans but offset by growth of $19.4 million in business real estate loans. The decline in consumer credit card loans from the previous quarter was primarily seasonal, while the decline in consumer loans resulted from the Company’s decision to exit the marine/RV loan origination business. Demand for business and construction loans remained weak as customers continue to pay down balances.
Total available for sale investment securities (excluding fair value adjustments) averaged $7.4 billion this quarter, up $187.4 million compared to the previous quarter. The increase was mainly the result of purchases of agency mortgage-backed and other asset-backed securities, totaling $435.1 million and $313.4 million, respectively, in the 2nd quarter. At June 30, 2011, the duration of the investment portfolio was 2.3 years, and maturities of approximately $601.9 million are expected to occur during the remainder of 2011. Total average long-term securities purchased under agreements to resell (reverse repurchase agreements) increased $236.1 million this quarter and totaled $803.8 million. These agreements, which are collateralized and due from other large financial institutions, have remaining lives ranging from 1 to 3 years.
Total average deposits increased $283.6 million, or 1.9%, during the 2nd quarter of 2011 compared to the previous quarter. This increase in average deposits resulted mainly from growth in non-interest bearing and money market deposit balances of $133.7 million and $182.2 million, respectively, however certificates of deposit (CD) balances declined $69.3 million. Approximately 61% of the deposit growth this quarter came from consumer type accounts. The average loans to deposits ratio in the current quarter was 60.2%, compared to 62.5% in the previous quarter.
Certain non-interest bearing deposit accounts, which were previously included in interest bearing money market deposit totals, were reclassified to non-interest bearing deposits effective January 1, 2011. All prior periods have been revised to reflect this reclassification. The effect of this reclassification for the quarter ended June 30, 2010 was to increase average non-interest bearing deposits by $3.1 billion.
During the current quarter, the Company’s average borrowings decreased $71.0 million compared to the previous quarter. This decrease was mainly due to a decline in the average balance of federal funds purchased and repurchase agreements.
Net Interest Income
Net interest income (tax equivalent) in the 2nd quarter of 2011 amounted to $170.8 million, compared with $166.5 million in the previous quarter, or an increase of $4.3 million. Net interest income this quarter was also up $3.0 million compared to the 2nd quarter of last year. During the 2nd quarter of 2011, the net yield on earning assets (tax equivalent) was 3.85%, compared with 3.85% in the previous quarter and 3.97% in the same period last year.
The increase in net interest income (tax equivalent) in the 2nd quarter of 2011 over the previous quarter was primarily due to higher inflation income received on the Company’s inflation protected securities (TIPS) coupled with lower rates paid, primarily on money market and CD accounts, and lower average CD balances. Interest on loans, including held for sale loans, declined $1.6 million, mainly due to lower average balances on business, consumer and consumer credit card loans, and lower rates earned on personal real estate and consumer loans. Interest income on investment securities increased $3.4 million compared to the previous quarter, mainly due to a $3.9 million increase in inflation income earned on TIPS, coupled with higher average balances, mainly in municipal, mortgage-backed and asset-backed securities. Offsetting these increases were the effects of lower rates earned on mortgage-backed and asset-backed securities. Also, interest on long-term reverse repurchase agreements increased $1.0 million, mainly due to higher average balances.
Interest expense on deposits declined $1.5 million in the 2nd quarter of 2011 compared with the previous quarter as a result of continued low rates paid on money market and CD accounts. Overall rates paid on total interest bearing deposits declined 7 basis points to .43% this quarter. Interest expense on borrowings increased slightly, due mainly to higher average rates paid on repurchase agreement balances.
The tax equivalent yield on interest earning assets in the 2nd quarter of 2011 was 4.15%, a decline of 5 basis points from the 1st quarter of 2011, while the overall cost of interest bearing liabilities decreased 6 basis points to .45%.
Non-Interest Income
For the 2nd quarter of 2011, total non-interest income amounted to $101.3 million, a slight decrease compared to $101.5 million in the same period last year. Also, current quarter non-interest income increased $5.4 million compared to $95.9 million recorded in the previous quarter.
Bank card fees in the current quarter increased 9.7% over the 2nd quarter of last year due to growth in transaction fees earned on corporate card (growth of 13.1%), debit card (growth of 7.8%) and merchant (growth of 12.5%) transactions. Corporate card fees, which totaled $14.1 million this quarter, saw continued expansion

COMMERCE BANCSHARES, INC.
Management Discussion of Second Quarter Results
June 30, 2011
in transaction volumes from existing customers and activity from new customers. Debit card income in the 2nd quarter of 2011 totaled $15.7 million and reflected continued volume growth. In June 2011, the Federal Reserve finalized regulations for pricing debit card transactions, which are effective October 1, 2011. As a result the Company estimates that debit card revenues will decline approximately $7.0 million in the 4th quarter of 2011.
Trust fees for the quarter increased 10.7% compared to the same period last year and mainly resulted from 11.8% growth in personal trust fees. Trust fees continue to be negatively affected by low interest rates on money market investments held in trust accounts. Deposit account fees decreased $4.7 million, or 18.4%, compared to the 2nd quarter of 2010, but increased $1.5 million compared to the previous quarter. Compared to the same period last year, most of this decline was due to lower overdraft fees, which declined $5.1 million. This decline resulted from new regulations on overdraft fees which were not effective until the 2nd half of 2010, and thus the overdraft fees recorded in the 2nd quarter of 2010 did not reflect the impact of these rules. Bond trading income for the current quarter totaled $5.0 million, a decrease of 7.6% from the same period last year, but consumer brokerage fees increased 21.4% on higher equity and annuity sales.
Investment Securities Gains and Losses
Net securities gains amounted to $2.0 million in the 2nd quarter of 2011, compared to net gains of $1.3 million in the previous quarter and net gains of $660 thousand in the same quarter last year. During the current quarter, the Company recorded additional credit-related impairment losses of $650 thousand on certain non-agency guaranteed mortgage-backed securities identified as other-than-temporarily impaired, compared to losses of $274 thousand in the previous quarter and $676 thousand in the same quarter last year. The cumulative credit-related impairment reserve on these bonds totaled $8.4 million at quarter end. At June 30, 2011, the par value of non-agency guaranteed mortgage-backed securities identified as other-than-temporarily impaired totaled $163.6 million, compared to $178.0 million at June 30, 2010.
The current quarter also included a pre-tax gain of $2.6 million, which mostly related to fair value adjustments on certain of the Company’s private equity investments.
Non-Interest Expense
Non-interest expense for the current quarter amounted to $153.5 million, a decrease of $2.3 million, or 1.5%, from the same quarter last year and a decrease of $447 thousand compared to the previous quarter. During the current quarter, the Company accrued $5.0 million related to potential loss contingencies for litigation. Compared to the 2nd quarter of last year, salaries and benefits expense declined $2.9 million, or 3.3%, mainly due to lower salaries and 401k benefit plan expense. Full time equivalent employees totaled 4,786 and 5,051 at June 30, 2011 and 2010, respectively.
Compared to the 2nd quarter of last year, supplies and communication costs declined 16.6% to $5.7 million, reflecting a continuation of initiatives to reduce paper supplies, customer checks, and postage costs. Costs for FDIC insurance declined $2.2 million as a result of new assessment rules which became effective in the 2nd quarter of 2011. Also, costs for foreclosed property declined $2.4 million, partly due to gains on sales of certain commercial properties in the current quarter. Costs for occupancy, outside fees, and a number of other smaller expenses declined from the previous year, as the Company continued its focus on expense discipline.
Income Taxes
The effective tax rate for the Company was 32.1% in the current quarter, compared with 31.3% in the previous quarter and 31.5% in the 2nd quarter of 2010.
Credit Quality
Net loan charge-offs in the 2nd quarter of 2011 amounted to $15.2 million, compared with $18.8 million in the prior quarter and $22.2 million in the 2nd quarter of last year. The $3.6 million decrease in net loan charge-offs in the 2nd quarter of 2011 compared to the previous quarter was mainly the result of lower consumer and consumer credit card loan losses, which decreased by $1.8 million and $548 thousand, respectively, reflecting continued improved delinquency and loss rates. Business, business real estate and construction net loan charge-offs also declined by $571 thousand, $725 thousand and $861 thousand, respectively. The ratio of annualized net loan charge-offs to total average loans was .66% in the current quarter compared to .81% in the previous quarter.
For the 2nd quarter of 2011, annualized net charge-offs on average consumer credit card loans amounted to 4.58%, compared with 4.73% in the previous quarter and 6.71% in the same period last year. Consumer loan net charge-offs for the quarter amounted to .80% of average consumer loans, compared to 1.42% in the previous quarter and 1.50% in the same quarter last year. The provision for loan losses for the current quarter totaled $12.2 million, a decrease of $3.6 million from the previous quarter and $10.0 million lower than in the same period last year. The current quarter provision for loan losses was $3.0 million less than net loan charge-offs for the current quarter, thereby reducing the allowance to $191.5 million. At June 30, 2011 the allowance for loan losses was 2.07% of total loans, excluding loans held for sale, and was 240% of total non-accrual loans.
At June 30, 2011, total non-performing assets amounted to $103.3 million, an increase of $293 thousand over the previous quarter. Non-performing assets are comprised of non-accrual loans ($79.7 million) and foreclosed real estate ($23.6 million). At June 30, 2011, the balance of non-accrual loans, which represented .9% of loans outstanding, included construction and land loans of $28.7 million, business loans of $26.0 million and business real estate loans of $16.8 million. Loans more than 90 days past due and still accruing interest totaled $23.6 million at June 30, 2011.
Other
During the quarter ended June 30, 2011, the Company purchased 343,270 shares of treasury stock at an average cost of $40.87.
Forward Looking Information
This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements.